Two Harbors Investment Corp. to Transfer
Listing of Common Stock to New York Stock Exchange

NEW YORK, February 7, 2011 – Two Harbors Investment Corp. (NYSE Amex: TWO; TWO.WS) announced today that it has received authorization to transfer the listing of its common stock from the NYSE Amex to the New York Stock Exchange (NYSE). The Company anticipates that trading will begin on or about February 11, 2011 under its current ticker symbol “TWO.”

“Our move to the New York Stock Exchange is a significant milestone for Two Harbors” said Thomas Siering, Two Harbors’ President and Chief Executive Officer.  “We believe the transition will benefit our stockholders in respect of increased liquidity and visibility for our shares. We are delighted that our new home is the most prestigious exchange in the world.”

“Our Amex experience has been wonderful and we would like to thank everyone there for their effort,” continued Siering.

“The NYSE is pleased to welcome Two Harbors Investment Corp. to our listed REIT community,” said Larry Liebowitz, Chief Operating Officer, NYSE Euronext. “The move to the NYSE from NYSE Amex is an important achievement, and we would like to congratulate the company on this accomplishment.  We look forward to continuing this partnership with Two Harbors, and providing the company and its shareholders with unparalleled quality and service.”

Two Harbors has notified the NYSE Amex that it will voluntarily delist its common stock from the NYSE Amex. The last day of trading of the company’s common stock on the NYSE Amex is expected to be on or about February 10, 2011. Until the common stock begins trading on the NYSE, the company’s common stock will remain trading on the NYSE Amex under the symbol “TWO.”

The company’s warrants will remain listed on the NYSE Amex under the symbol “TWO.WS.”

About Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities.  Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers, LLC, a wholly-owned subsidiary of Pine River Capital Management L.P.  Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305, telephone 612-238-3300.

Contacts

Investors: Anh Huynh, Investor Relations, Two Harbors Investment Corp., 212-364-3221.